Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:
Barbara Baker
Taubman, Vice President,
Corporate Affairs & Investor Relations
248-258-7367
bbaker@taubman.com

Stewart Lewack
TIAA-CREF
Media Relations Director
800-200-4062
media@tiaa-cref.org

FOR IMMEDIATE RELEASE

TAUBMAN, TIAA-CREF AND APG ANNOUNCE SALE OF INTEREST IN INTERNATIONAL PLAZA
49.9 percent interest sold by Taubman to TIAA-CREF and APG

BLOOMFIELD HILLS, Mich., Jan. 30, 2014 - - Taubman Centers, Inc. (NYSE: TCO), TIAA-CREF, and APG today announced the completion of the sale of a 49.9 percent interest in International Plaza (Tampa, Fla.) to a joint venture that is 51 percent owned by TIAA-CREF and 49 percent owned by APG. The $499 million purchase price for the 49.9 percent interest in the center consists of $337 million of cash and approximately $162 million of beneficial interest in debt. Proceeds will be used to pay off Taubman’s loan on Stony Point Fashion Park (Richmond, Va.) and for general corporate purposes.

TIAA-CREF and APG’s joint venture targets dominant super-regional malls located in major U.S. markets - generally those within the top quartile of super-regional mall assets - through joint venture acquisitions with major mall operators.

“TIAA-CREF continues to seek opportunities in regional retail properties with strong income streams as part of a well-diversified real estate portfolio,” said Phil McAndrews, managing director, TIAA-CREF. “We believe opportunities to invest in high quality assets with experienced operators are attractive for our investors over the long term."

“The acquisition of an interest in this market-leading asset is a compelling addition to the super-regional mall portfolio that APG has assembled globally,” said Steven Hason, managing director and co-head of Americas Real Estate at APG Asset Management US. “We look forward to participating in the ownership and continued success of International Plaza.”

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Taubman, TIAA-CREF and APG Announce Sale of Interest in International Plaza /2

“We’re delighted to align ourselves with two great institutional partners,” said Robert S. Taubman, chairman, president, and chief executive officer of Taubman Centers. “This transaction strengthens our balance sheet and highlights the extraordinary growth of this powerhouse asset.”

International Plaza is located adjacent to the Tampa International Airport, at the center of the Tampa metroplex. The 1,202,000 square foot center, which opened in September 2001, is anchored by Dillard’s, Neiman Marcus, and Nordstrom. Taubman will continue to lease and manage the center.

The seller was represented by Eastdil Secured, LLC.

About Taubman

Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 28 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing The Mall at University Town Center in Sarasota, Fla.; The Mall of San Juan in San Juan, Puerto Rico; International Market Place in Waikiki, Honolulu, Hawaii and shopping malls in Xi’an and Zhengzhou, China and Hanam, South Korea.  Taubman Centers is headquartered in Bloomfield Hills, Mich. and Taubman Asia, the platform for Taubman Centers’ expansion into China and South Korea, is headquartered in Hong Kong.  Founded in 1950, Taubman has more than 60 years of experience in the shopping center industry.  For more information about Taubman, visit www.taubman.com.

About TIAA-CREF

TIAA-CREF (www.tiaa-cref.org) is a national financial services organization with $564 billion in assets under management (as of 12/31/2013) and is the leading provider of retirement services in the academic, research, medical and cultural fields.
TIAA-CREF Individual & Institutional Services, LLC and Teachers Personal Investors Services, Inc., members FINRA, distribute securities products.

About APG

APG is a Dutch pension services provider in the collective pensions market providing pension fund administration, asset management, management support and communication services to pension funds in the Netherlands. For these pension funds and their 4.5 million active and retired participants from the public and private sectors representing over 30% of all collective pension schemes in the Netherlands, APG Asset Management manages pension assets totaling about €345 billion as of 31 December 2013.

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Taubman, TIAA-CREF and APG Announce Sale of Interest in International Plaza /3

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

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